Exhibit 99.1

Kodak Reports Full-Year 2010 Revenue of $7.187 Billion, Full-Year 2010 Gross Profit Improves

Full-Year GAAP Results from Continuing Operations Improve by $174 Million; GAAP Earnings from Continuing Operations Before Interest Expense, Other Income (Charges), Net & Income Taxes Improve by $311 Million; Digital Earnings from Operations Improve by $308 Million;

Company’s Full-Year Segment Earnings Performance Hits Previously Forecasted Range;

Kodak Ends 2010 With More Than $1.6 Billion in Cash

ROCHESTER, N.Y.--(BUSINESS WIRE)--January 26, 2011--Eastman Kodak Company (NYSE:EK) today reported 2010 results which reflect the success of the focused investments that Kodak is making in new products and growth businesses; digital revenue growth in key emerging markets around the world; intellectual property licensing agreements; improved profit margins; and a lean cost structure.

Full-year 2010 sales were $7.187 billion, a 6% decrease from the prior year. Full-year revenue from digital businesses grew by 1%, reflecting an 18% revenue increase in the company’s core growth businesses -- Consumer and Commercial inkjet, Packaging Solutions, and Workflow Software and Services -- and an increase in non-recurring intellectual property licensing agreements. Full-year 2010 consumer inkjet printer and ink revenue grew by 35%. Traditional revenue for 2010 decreased 22% from the prior year to $1.767 billion.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a full-year 2010 loss from continuing operations of $58 million, or $0.22 per share, reflecting a $174 million improvement as compared with a loss of $232 million, or $0.87 per share in the year-ago period. The company’s digital businesses delivered $301 million in earnings from operations for the year, a $308 million improvement from 2009.

For the fourth quarter of 2010, the company reported revenues of $1.927 billion, a 25% decrease from the year-ago quarter. Revenue from the company’s core growth businesses increased by 23%, while overall digital revenue totaled $1.488 billion, a 25% decrease from $1.991 billion in the prior-year quarter. This revenue decline largely reflects the timing of intellectual property licensing revenues as well as industry-related pricing pressures in Prepress Solutions and Digital Capture & Devices, partially offset by the revenue increase in the company’s core growth businesses. Revenue from the company’s traditional business decreased 25% to $439 million for the fourth quarter.

For the fourth quarter, the company reported earnings from continuing operations of $33 million, or $0.12 per share, compared with earnings on the same basis of $430 million, or $1.36 per share, in the year-ago period, primarily reflecting lower intellectual property licensing revenues in the fourth quarter of 2010. Items of net benefit that impacted comparability in the fourth quarter of 2010 totaled $132 million after tax, or $0.49 per share, primarily due to tax-related items, partially offset by restructuring charges. Items of net benefit that impacted comparability in the fourth quarter of 2009 totaled $90 million after tax, or $0.28 per share, primarily related to benefits from asset sales and tax-related items, partially offset by restructuring charges. (Please refer to the attached Items of Comparability table for more information.)

“In a year with significant external headwinds affecting a number of industries in which we participate, I am very encouraged by the performance of our key digital growth businesses, which will form the basis of Kodak’s digital future,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “During 2010, these new businesses grew by a combined 18%, and all of our digital businesses as a group delivered more than $300 million in earnings for the year. This was our best digital earnings performance ever, and in line with our segment earnings forecast for the year. We also delivered positive cash generation in the fourth quarter and ended the year with more than $1.6 billion in cash on our balance sheet. That said, there were particular business challenges in 2010 that we are aggressively addressing. We enter the new year with a highly competitive digital portfolio, a strong presence in key markets, a continued commitment to effective cash management, and a significant amount of positive momentum in our key growth initiatives. All of this positions us well to continue our progress as a profitable, digital company.”

Other 2010 details:

  For full-year 2010, Gross Profit margin was 27.1% of sales, an increase from 23.2% in 2009. This increase was primarily driven by intellectual property licensing transactions. Fourth-quarter 2010 Gross Profit margin was 19.4%, a decrease from 34.4% in the year-ago period, primarily the result of a significant intellectual property licensing transaction in the fourth quarter of 2009.
  Selling, General and Administrative expenses were $1.279 billion for full-year 2010, down 2%, from $1.302 billion in 2009.
  Research and Development expenses were $322 million for full-year 2010, down from $356 million in 2009.
  For full-year 2010, cash used before restructuring payments was $248 million, compared with $45 million cash generated in 2009, primarily due to lower proceeds from asset sales and a higher net use of cash for settlement of assets and liabilities. This corresponds to net cash used in operating activities of $219 million for 2010, compared with net cash used in operating activities of $136 million for 2009. Fourth-quarter cash generation, before restructuring payments, was $255 million, compared with $909 million in the year-ago quarter, primarily the result of a significant intellectual property licensing transaction in the fourth quarter of 2009. This corresponds to net cash provided by operating activities of $285 million for the fourth quarter of 2010 and $822 million for the year-ago period.
  Kodak held $1.6 billion in cash and cash equivalents as of December 31, 2010, up from $1.4 billion on September 30, 2010.
  The carrying value of the company’s debt stood at $1.2 billion as of December 31, 2010, with total debt maturities of approximately $1.4 billion.

Segment sales and earnings from continuing operations before interest expense, taxes, and other income and charges (segment earnings from operations), were as follows:

  Consumer Digital Imaging Group full-year 2010 sales were $2.739 billion, a 5% increase from the prior year. Full-year earnings from operations for the segment were $330 million, a $295 million increase from the prior year. The year-over-year improvement was driven by intellectual property licensing transactions and improving profitability in Consumer Inkjet, which doubled gross profit dollars from ink during 2010. This was partially offset by declines in Retail Systems Solutions. For the fourth quarter, sales for the segment were $731 million, a decrease from $1.212 billion in the prior-year quarter. Fourth-quarter loss from operations was $57 million, compared with earnings on the same basis of $380 million in the prior-year quarter. These earnings results were primarily driven by a non-recurring intellectual property licensing transaction in the prior-year quarter.
  Graphic Communications Group full-year 2010 sales were $2.681 billion, a 2% decline from the prior year. Full-year loss from operations for the segment was $29 million, a $13 million improvement from the prior-year. The year-over-year earnings improvement was driven by cost improvements in electrophotographic products and lower raw material costs. Fourth-quarter 2010 sales were $757 million, a 3% decline from the fourth quarter of 2009. Fourth-quarter earnings from operations for the segment were $12 million, as compared with $36 million in the year-ago quarter. This earnings decline includes increased investment to support future growth opportunities in Commercial Inkjet and Workflow Software and Services, as well as negative price/mix in digital plates.
  Film, Photofinishing and Entertainment Group full-year 2010 sales were $1.767 billion, a 22% decline from the prior year. Full-year 2010 earnings from operations for the segment were $62 million, compared with $159 million in the prior year. Fourth-quarter sales were $439 million, a 25% decline from the year-ago quarter. Fourth-quarter loss from operations for the segment was $3 million, compared with earnings on the same basis of $53 million in the year-ago period. This decrease in earnings was primarily driven by industry-related declines in volumes and increased raw material costs, partially offset by cost reductions across the segment.
  For full-year 2010, total segment earnings were $362 million, within the company’s previously communicated range of $350 million to $450 million. This corresponds to earnings from continuing operations before interest expense, other income (charges), net and income taxes of $283 million, which was within the company’s previously communicated range of $275 million to $375 million.

Conference Call Information

Antonio M. Perez and Kodak Chief Financial Officer, Antoinette P. McCorvey, will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9818, conference ID 4395323#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Wednesday, January 26, by dialing +1 303-590-3030, access code 4395323#. The playback number will be active until Wednesday, February 2, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

Outlook/Investor Meeting

Kodak will provide a detailed outlook for 2011 at its annual strategy meeting with the investment community on Thursday, February 3, in New York City.

The meeting will be held at the New York Stock Exchange, located at 2 Broad Street. Registration will begin at 8:15 a.m. Eastern Time. The formal program will begin promptly at 9:00 a.m. and is expected to conclude by 11:30 a.m. Prior to admittance, guests must check in at the external checkpoint, which is located at the corner of Wall and Broad Streets. Guests must have valid government-issued photo ID and be included on the RSVP guest list in order to gain access to the building. In addition, please note business attire is a requirement for all visitors to the New York Stock Exchange.

The program will include presentations by Antonio M. Perez, Chairman and Chief Executive Officer; Philip Faraci, President and Chief Operating Officer; Pradeep Jotwani, President, Consumer Digital Imaging Group and Chief Marketing Officer; Brad Kruchten, President, Film, Photofinishing and Entertainment Group; and Antoinette McCorvey, Chief Financial Officer, and will conclude with a question-and-answer session.

If you wish to attend, please RSVP by Friday, January 28, 2011, by contacting Alicia Zona at 585-724-5955, or by e-mail at alicia.zona@kodak.com.

For those unable to attend in person, the meeting will be available via a live webcast. To access the webcast please go to: http://www.kodak.com/go/invest.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: economic conditions; revenue; revenue growth; gross margins; earnings; cash generation and management; operational costs; new product introductions; demand for digital products; and liquidity.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail under the heading “risk factors” in the Company’s Report on Form 10-Q for the quarters ended June 30, 2010, and September 30, 2010, and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, and June 30, 2010, and September 30, 2010, under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

• Continued weakness or worsening of economic conditions which could continue to adversely impact our financial performance and our liquidity;

• Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;

• Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue and earnings;

• The competitive pressures we face which could adversely affect our revenue, earnings and market share;

• Whether our commercialization and manufacturing processes fail to prevent product reliability and quality issues which could adversely affect our revenue, earnings and market share;

• Whether we are successful in licensing and enforcing our intellectual property rights or in defending against alleged infringement of the intellectual property rights of others which could adversely affect our revenue, earnings, expenses and liquidity;

• Whether our pension and post-retirement plan costs and contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislative or regulatory authorities which could adversely affect our financial position, results of operation and cash flow;

• Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;

• Changes in currency exchange rates, interest rates and commodity costs which could adversely impact our results of operations and financial position;

• Whether we are able to provide competitive financing arrangements or extend credit to customers which could adversely impact our revenue and earnings;

• Our reliance on third party suppliers which could adversely affect our revenue, earnings and results of operations; and

• Whether we are required to recognize additional impairments in the value of our goodwill which could increase expenses and reduce profitability.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Items of Comparability

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the fourth quarter of 2010 and 2009, respectively.

	4th Quarter

	2010		2009
(in millions, except per share data)		Diluted		Diluted
	$	EPS	$	EPS

Earnings (loss) from continuing operations available to common stockholders	$33		$429
Interest on convertible securities	-		10
Adjusted earnings (loss) from continuing operations available to common stockholders	$33	$0.12	$439	$1.36

Items of Comparability - Income/(Expense):
Foreign contingencies (COGS)	2	0.01	2	0.01

Restructuring charges (COGS)	(2)	(0.01)	(14)	(0.04)
Restructuring charges (Restructuring costs, rationalization and other)	(22)	(0.08)	(47)	(0.15)
Total restructuring and rationalization charges	(24)	(0.09)	(61)	(0.19)

Gains (Losses) on asset sales or impairments (Other operating income/(expense), net)	6	0.02	101	0.32
Foreign contingencies (Interest expense, Other income/(charges), net)	4	0.01	2	-
Tax impacts of the above items, net ((Provision) benefit for income taxes)	-	-	7	0.02
Total Items of comparability, net of tax, before discrete tax items	(12)	(0.05)	51	0.16
Other discrete tax items ((Provision) benefit for income taxes)	144	0.54	39	0.12
Total Items of comparability, net of tax	$132	0.49	$90	0.28

Eastman Kodak Company
Fourth Quarter 2010 Results
Non-GAAP Reconciliations

Within the Company's fourth quarter 2010 earnings release, reference is made to certain non-GAAP financial measures, including “Digital Earnings from Operations”, “Segment Earnings from Operations”, “Digital Revenue”, “Traditional Revenue”, “Traditional Earnings from Operations” and “Cash (Use) Generation Before Restructuring Payments”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the January 26, 2011, earnings release.

The following table reconciles digital earnings from operations improvement to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes improvement (amounts in millions):

2010
Improvement
(Decline)

Digital earnings from operations improvement, as presented	$308
Traditional earnings from operations (decline)	(97)
All other earnings from operations improvement	12
Segment earnings from operations improvement	223
Restructuring costs, rationalization and other improvement	180
Other operating income (expenses), net (decline)	(81)
Adjustments to contingencies and legal reserves/settlements (decline)	(11)
Earnings from continuing operations before interest expense, other income
(charges), net and income taxes improvement (GAAP basis), as presented	$311

The following table reconciles digital earnings from operations, traditional earnings from operations and segment earnings from operations to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts in millions):

		2010
	2010	Outlook

Digital earnings from operations, as presented	301
Traditional earnings from operations, as presented	62
All Other	(1)
Segment earnings from operations, as presented	$362	$350-$450
Restructuring costs, rationalization and other	(78)	(50) - (60)
Other operating income (expense), net	7	(20)
Adjustments to contingencies and legal reserves/settlements	(8)	0
Earnings from continuing operations before interest expense, other
income (charges), net and income taxes (GAAP basis), as presented	$283	$275 - $375

The following table reconciles digital revenue growth (decline) and traditional revenue decline to the most directly comparable GAAP measure of total Company revenue decline:

	2010	Q4 2010
	Growth	Growth
	(Decline)	(Decline)

Digital revenue growth (decline), as presented	1%	-25%
FPEG segment revenue (decline), as presented	-22%	-25%
Total Company revenue (decline), as presented	-6%	-25%

The following table reconciles cash (use) generation before restructuring payments to the most directly comparable GAAP measure of net cash (used in) provided by operating activities (amounts in millions):

	2010	2009	Q4 2010	Q4 2009

Cash (use) generation before restructuring payments, as presented	$(248)	$45	$255	$909
Cash restructuring payments	(88)	(177)	(17)	(34)
Cash (use) generation	(336)	(132)	238	875
Proceeds from sales of businesses/assets	(32)	(156)	(15)	(109)
Free cash flow	(368)	(288)	223	766
Additions to properties	149	152	62	56
Net cash (used in) provided by operating activities (GAAP basis),
as presented	$(219)	$(136)	$285	$822

CONTACT:
Financial Media:
Kodak
David Lanzillo, 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Kodak
Sandra Rowland, 585-724-5147
sandra.rowland@kodak.com
or
Angela Nash, 585-724-0982
angela.nash@kodak.com